Exhibit 4.16

AMENDMENT TO BUSINESS COOPERATION AGREEMENT

Amendment No. 1 dated as of December 31, 2012 (this “Amendment”) to the BUSINESS COOPERATION AGREEMENT, entered into on January 1, 2007 (the “Agreement”), among Shenyang Sunshine Pharmaceutical Company Limited, a PRC company (the “Company” or “Party A”)), Liaoning Sunshine Bio-Pharmaceutical Company Limited, a PRC company ("LNSS" or “Party B”)), and 3SBio Inc. (the “ListCo” or “Party C”)). Capitalized terms used herein and not defined shall have the meanings specified in the Agreement.

WHEREAS, the Company, LNSS and the ListCo are parties to the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company, LNSS and the ListCo hereby agree as follows:

A. Amendment.

(i) Article 2.1 of the Agreement is hereby amended and restated in its entirety, to read as follows:

“All parties agree that Party B shall pay service fees to Party A in connection with the related business cooperation services prescribed in Article 1.1 hereunder provided by Party A to Party B. The amount of service fees shall be 70% of Party B’s net profit before tax.” (ii) A new Article 2.3 of the Agreement shall be added and constitute an integral part thereof as so added:

"2.3 Party A may adjust the percentage of the service fee as initially set in Article 2.1 above at its sole discretion." (iii) Article 10.1 of the Agreement is hereby amended and restated in its entirety, to read as follows:

"10.1 (1) This Agreement shall have an initial term of 10 years, and, thereafter, renewable at Party A's option. (2) Party A may unilaterally revoke or terminate the agreement with prior notice to but not consent of Party B. (3) Party B may not revoke or terminate the Agreement. (4) Party A has unilateral right to decide any amendment or supplement of this Agreement whilst Party B shall cooperate to sign such amendments or supplement coming into force. Any amendment or modification to this Agreement, to be valid, shall be in writing and signed by all parties hereto." (iv) Article 12.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

Exhibit 4.16

"(1) With prior notice to but no consent of Party B, Party A may transfer or reassign its rights or obligations hereunder, in whole or in part, to any third party person or entity in the absolute discretion of Party A. (2) Without prior notice to and consent of Party A, Party B may not transfer or reassign its rights or obligations hereunder, in whole or in part, to any third party person or entity . (3) This Agreement shall be binding on the successors, assigns and transferees of both parties."

B. Effect of Amendment. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only. This Amendment is in English language, which, together with the English translation of the Agreement as filed with the U.S. Securities and Exchange Commission on January 19, 2007 on Form F-1, shall be the official version for all purposes.

C. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

D. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the People's Republic of China. and for all purposes shall be governed by and construed in accordance with such laws.

F. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

H. Effective Date of Amendment. This Amendment shall be deemed effective as December 31, 2012, as if executed on such date..

[Signature Page Follows on the Next Page]

Exhibit 4.16

PARTY A: SHENYANG SUNSHINE
PHARMACEUTICAL COMPANY LIMITED

By: /s/ Jing Lou
Name: Jing Lou
Title: Chairman

PARTY B: Liaoning Sunshine
Bio-Pharmaceutical Company Limited

By: /s/ Jing Lou
Name: Jing Lou
Title: Executive Director

PARTY C: 3SBIO INC.

By: /s/ Jing Lou
Name: Jing Lou
Title: Chief Executive Officer